UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 5, 2005, BearingPoint, Inc. (“BearingPoint” or the “Company”) issued an additional $25,000,000 aggregate principal amount of its 2.50% Series A Convertible Subordinated Debentures due 2024 (the “Series A Debentures”) and an additional $25,000,000 of its 2.75% Series B Convertible Subordinated Debentures due 2024 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”) upon the exercise in full of the option granted to the Initial Purchasers pursuant to the Purchase Agreement among the Company and the Initial Purchasers named therein, dated December 16, 2004 (the “Purchase Agreement”). The Debentures were issued pursuant to an Indenture, dated as of December 22, 2004, by and between the Company and The Bank of New York, as trustee. The Company initially sold $400 million aggregate principal amount of the Debentures on December 22, 2004 pursuant to the Purchase Agreement, as disclosed in the Company’s Current Report on Form 8-K filed on December 22, 2004.

The additional Debentures are subject to a Registration Rights Agreement, dated December 22, 2004, between the Company and the Initial Purchasers, pursuant to which the Company agreed to file with the Securities and Exchange Commission within 90 days after the original issuance of the Debentures, and to use its reasonable best efforts to cause to become effective within 210 days after the original issuance of the Debentures, a registration statement for the purpose of registering for resale the Debentures and the shares of the Company’s Common Stock issuable upon conversion of the Debentures.

See the disclosure under Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2005, the Company completed the sale of the additional Debentures to the Initial Purchasers. The additional Debentures were offered pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The additional Debentures were sold only to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds from the sale of the additional Debentures, after deducting offering expenses and the Initial Purchasers’ commissions of approximately $1.35 million, were approximately $48.65 million. The Company intends to use net proceeds from the sale of the additional Debentures for general corporate purposes.

The Series A Debentures bear interest at a rate of 2.50% per year and will mature on December 15, 2024. The Series B Debentures bear interest at a rate of 2.75% per year and will mature on December 15, 2024. Interest will be payable on the Debentures on June 15 and December 15 of each year, beginning June 15, 2004. The Debentures are unsecured and are subordinated to the Company’s existing and future senior debt.

The Debentures are initially convertible, under certain circumstances, into shares of the Company’s Common Stock at a conversion rate of 95.2408 shares for each $1,000 principal amount of the Debentures, subject to adjustments, equal to an initial conversion price of approximately $10.50 per share. Holders of the Debentures may exercise the right to convert the Debentures prior to their maturity only under certain circumstances, including when the Company stock price reaches a specified level for a specified period of time, upon notice of redemption, and upon specified corporate transactions. Upon conversion of the Debentures, the Company will have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock. The Debentures will be entitled to an increase in the conversion rate upon the occurrence of certain change of control transactions or, in lieu of the increase, at the Company’s election, in certain circumstances, to an adjustment in the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

On December 15, 2011, December 15, 2014 and December 15, 2019, holders of Series A Debentures may require the Company to repurchase any outstanding Series A Debentures. On December 15, 2014 and December 15, 2019, holders of Series B Debentures may require the Company to repurchase any outstanding Series B Debentures. In each case, the Company will pay a repurchase price in cash equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest, including liquidated damages, if any, to the repurchase date. In addition, holders of the Debentures may require the Company to repurchase all or a portion of the Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the Debentures, plus any accrued but unpaid interest and liquidated damages, if any, to but not including the repurchase date. A designated event includes certain change of control transactions and a termination of trading, occurring if the Company’s Common Stock is no longer listed for trading on a U.S. national securities exchange or approved for trading on the NASDAQ National Market.

The Company may redeem some or all of the Series A Debentures beginning on December 23, 2011 and, beginning on December 23, 2014, may redeem the Series B Debentures, in each case at a redemption price in cash equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest and liquidated damages, if any, on the Debentures to but not including the redemption date.

Upon a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of a series of Debentures may declare the applicable series of Debentures immediately due and payable. An event of default generally means that the Company:

•	fails to satisfy its conversion obligation upon conversion of the Debentures upon exercise of a holder’s conversion right;

•	fails to provide timely notice of a designated event or the effective date of a change in control and such failure continues for a period of 5 days;

•	fails to repurchase the Debentures at the option of holders or following a designated event;

•	fails to redeem the Debentures after the Company exercises its redemption option;

•	fails to pay the principal amount of the Debentures at maturity when due and payable;

•	fails to pay any interest or liquidated damages when due and payable on the Debentures and such failure continues for a period of 30 days;

•	fails to perform or observe any term, covenant or agreement in the Debentures or the indenture for a period of 60 days after written notice of such failure is provided to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; or

•	fails to pay when due at maturity or upon the acceleration of the maturity of any indebtedness of the Company or its designated subsidiaries for borrowed money in an aggregate amount of $25 million or more unless rescinded or waived.

In addition, upon the occurrence of certain events of bankruptcy, insolvency or reorganization, the aggregate principal amount of the Debentures will become immediately due and payable.

Under the Registration Rights Agreement, for the benefit of the holders of the Debentures, the Company will, at its own expense, file with Securities and Exchange Commission within 90 days after the original issuance of the Debentures, a registration statement for the purpose of registering for resale the Debentures and the shares of the Company’s Common Stock issuable upon conversion of the Debentures. The Company will use its reasonable best efforts to cause such registration statement to become effective within 210 days after the original issuance of the Debentures. In addition, the Company will use its reasonable best efforts to keep the shelf registration statement effective until the earlier of (i) the date when the Company’s non-affiliated holders are able to sell the securities under the provisions of Rule 144(k) under the Securities Act or any similar provision and (ii) the date when all of the Debentures and shares of Common Stock issuable upon conversion of the Debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision.

The Debentures will bear liquidated damages if the Company fails to comply with certain of its obligations under the Registration Rights Agreement. Liquidated damages will be accrued at a rate per year equal to 0.25% of the principal amount of a Debenture to and including the 90th day following the registration default and 0.50% thereafter until the registration default is cured or the Company is no longer required to keep the registration statement effective, whichever occurs first.

Item 3.02 Unregistered Sale of Equity Securities.

See disclosure under Item 2.03 of this report, which is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On January 5, 2005, the Company issued a press release announcing the closing of the sale of the additional Debentures to the Initial Purchasers, which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release, dated January 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2005	BearingPoint, Inc.

	By:	/s/ David Schwiesow
David Schwiesow Vice President and Assistant Secretary